Exhibit (j)(i)(e) under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K





   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Galaxy-BKB Shares Prospectus and "Independent Registered
Public Accounting Firm" in the Statement of Additional Information for Galaxy-BKB Shares in Post-Effective Amendment Number 75 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our reports dated December 10, 2004 on Galaxy-BKB Shares of Massachusetts Municipal Cash Trust (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2004.



                                                               ERNST & YOUNG LLP


Boston, Massachusetts
December 27, 2004